EXHIBIT 10.2

CONSULTING AGREEMENT

THIS AGREEMENT made and entered into as of the 16th day of May 2006 by and between, an individual, Dr. Leonid Lurya holding an Israeli Id. no. 303592570 (“Lurya”), an Israeli resident at 8/17 Naftali Ben Ephraim, Rehovot 76217 Israel; and Andain Inc. 5190 Neil Road, Suite 430, Reno, Nevada 89502 (“Andain”) and collectively referred to the parties as a each referred to herein individually as “Shareholder”, and collectively “Shareholders”).

WHEREAS,             Andain Initiated the Antibiotics in inhalation for COPD patients project to be organized under a company incorporated under the laws of the state of Israel (the “Company”).  to engage primarily in the field of Biotechnological development of Targeted inhalation lipid-based drug delivery system. The Company will initiate its activities by incorporating the Colistin molecule with such delivery system.  The Company will develop the relevant technology using lipid molecules General Recognized As Safe (“GRAS”) bio degradable materials capable of carrying efficiently various drug molecules into a patented viable lead compound drug (the “Field”); and

WHEREAS,            Lurya wishes to harness his experience in the filed of pharmaceutical formulation in order to develop a targeted inhalation multi-drug delivery system proving the concept by the Colistin molecule to be delivered to human lungs by respiration. and;

WHEREAS,            The parties desire to engage Lurya as active Chief Technological Officer ("CTO") in the Company, responsible for developing and designing the technology up to manufacturing stage, and for any other duties obligated by his position in the Company. and;

WHEREAS,            Lurya owns the know-how to develop and manage development as an active CTO to the Company capable to reasonably secure the Company's development success.; and

WHEREAS,            Andain wishes to finance the project with the aggregate sum of one million five hundred thousand US dollars ($1,500,000) to be invested in the Company. and;

WHEREAS,            the Shareholders wish to set forth the general terms and conditions of their joint operations and relationships between them in connection with the Company.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

1.	Interpretation.

1.1           Whenever used in this Agreement, the following words and terms have the meanings set out below:

1.1     “Applicable Law” means any relevant law (including the common law), ordinance, rule, regulation, restriction, regulatory policy or guideline, by-law (zoning or otherwise), or order, or any consent, exemption, approval or licence of any Governmental Body of the State of Nevada, that applies in whole or in part to the Company or its Subsidiaries, the assets, business or the way the business is carried on of the Company or any of its Subsidiaries.

1.2 “Ordinary Shares” means the ordinary shares in the capital of the Company.

1.3 “Governmental Body” means any domestic or foreign legislative executives, judicial or administrative body or Person having or purporting to have jurisdiction in the relevant circumstances.

1.4     “Person” means any individual, partnership, limited partnership, corporation, joint venture, association, joint stock company, trust, unincorporated organization or a government or an agency thereof.

1.5     “Subsidiary” means a corporation whereby the Company, directly or indirectly, holds not less than 50% of all securities of such corporation to which voting rights are attached to or controlled by largest shareholder or by its board of directors.  “Subsidiaries” has a corresponding meaning.

1.6     “Technology” includes, means all technical information (including the Company’s, and each Subsidiary’s, formulas, protocols, studies, trial results, data bases, software, trade secrets and know-how, design information, source listings, technical data, user, operation and maintenance manuals and documentation, servicing and installation instructions, test and inspection techniques and procedures, information pertaining to quality control of standards including inspection methods and standards) developed by or for the Company or any of its Subsidiaries and used in the business of the Company or any of its Subsidiaries, all right, title and interest thereto, including, as may be applicable, all copyright in the foregoing, and any and all rights to register, patent or secure protection thereof, all licenses or consents to use with respect thereto granted by the Company and any and all rights of enforcement with respect thereto including any and all rights world-wide to sue for the infringement or unauthorized use thereof and the recovery of damages or royalties related thereto.

1.7 “Transaction” means the transactions contemplated by this Agreement.

1.8 “Transaction Agreements” means this Agreement and all other agreements entered or to be entered into in connection with the Transaction.

1.2           The Recitals and Exhibits hereto consist an integral part hereof.

1.3           The headings of the Sections and Subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

1.4           All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Company’s Articles of association.

1.5           The phrase “to the knowledge” or like expressions in this Agreement shall mean and be interpreted, with respect to the Company, as being to the knowledge, information and belief of the officers of the Company, after diligent inquiry.

1.6           Unless otherwise inconsistent therewith, all reference to the Company including in the “Interpretation” section shall be deemed to be a reference to the Company and each of its Subsidiaries.

2.	The Company.

2.1           Establishment of the Company.  As soon as possible following execution of this Agreement, Andain will establish the Company. The Company will be formed under the laws of the State of Israel, as a private company limited by shares, for the purpose of engaging in the Field.

2.2           Certificate of Incorporation. The Certificate of Incorporation of Company shall be in accordance with the form attached hereto as Schedule 1.2.

2.3           Name of the Company.  The name of the Company shall be such name as the Shareholders shall agree upon and the Registrar of Companies shall confirm.

2.4           Patents & Intellectual Property Rights. Upon the incorporation of the Company, the Shareholders will transfer to the Company all their expertise, know-how and intellectual property related to the Field.

3.	Share Capital.

3.1           Share Capital.  Upon incorporation of the Company, the registered share capital of the Company shall be NIS 50,000 divided into 5,000,000 Ordinary Shares of the Company, NIS 0.01 nominal value each (the “Ordinary Shares”) allocated as follows: As of the Company incorporation, the Company will issue its shares as following: (i)  400,000 Ordinary Shares shall be issued to Dr. Lurya, and (ii) 1,561,225 will be issued to Andain. And; (iii) 1,100,000 shares will be kept in the Company treasury for additional personal joining the Company

3.2           Initial Financing.  Andain will provide initial funding for the Company operations and development of One Million Five Hundred and Sixty One Thousand Two hundred and twenty five ($1,561,225) dollars to be invested in the company (“Initial Financing”).

3.3           Employee Stock Options Plan - ESOP.  The Shareholders will cause the Company to reserve up to 10% of the Company issued and outstanding shares per annum of Ordinary Shares for issuance to employees, directors and/or consultants pursuant to the grant of options under an employee stock option plan to be approved by the Board of Directors.

3.4           Shareholders Issued Shares and Shares Subscription. The Company will irrevocably authorize Andain's Initial Financing in the company. Wherever Initial Financing as it appears in this Agreement, shall be interpreted to mean, whether effected in one transaction or a series of transactions: (a) monetary input injected into Company and/or Company’s business operations, whether such input is performed in a lump-sum or as a postponed funding by installments in accordance with a pre-determined timetable; (b) any merger, consolidation, reorganization or other transaction pursuant to which the business of Company is combined with that of one or more, Andain’s including, without limitation, any joint venture; (c) the acquisition, directly or indirectly, by Andain’s or one or more of it subsidiaries, of any of the outstanding share capital of Company by way of a tender or exchange offer, negotiated purchase or other means; or (d) the grant of a credit line, bridge loan or other means of financing, to the Company by one or more companies, except for credit line granted to Company by a commercial bank in the ordinary course of business of Company which is not backed up by Andain's collaterals. Except in case of Company’s liquidation, Andain shall not be entitled for repayment of the Initial Financing or any part thereof but on account of its share in the company’s profits.

4.	Lurya Obligations and Rights.

Obligations:

4.1           The Company hereby engages Lurya and Lurya accepts such engagement by the Company as CTO.

4.2           Lurya's duties shall include all the duties ordinarily performed by persons holding the aforementioned position in a business similar to the business of the Company and he shall perform such duties and exercise such powers as may be assigned to him, from time to time, by the Board of Directors of the Company (the “Board”) or the Company officers (the "Officers").

4.3           Lurya shall serve the Company faithfully and to the best of his ability, devoting his time attention, skills, knowledge and experience, throughout the term of this Agreement, and shall use his best endeavors to promote the business and interests of the Company to the full satisfaction of the Board and Officers.

4.4           Lurya shall carry out and put into effect the policies and decisions of the Board, and shall report to the Board in connection therewith.

4.5           Lurya undertakes that during the continuance of his employment with the Company he will not:

4.5.1    be engaged or concerned or interested, directly or indirectly, in any other business, except those companies and business lines specified in annex A. annex A can be modified with the parties written approval

4.5.2 compete in any respect, directly or indirectly, with the business of the Company, except those companies and business lines specified in annex A;

4.5.3 be employed, directly or indirectly, with or without remuneration, in any business or occupation except by the Company, except those companies and business lines specified in annex A;

4.5.4    receive from any third party that is or may be related, directly or indirectly, to the business of the Company or which competes or may compete with the Company, any undertaking, loan, gift or benefit, monetary or otherwise.

4.6           Lurya has represented and hereby represents to the Company that the execution, delivery and performance by Lurya of this Agreement do not conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under any contract, agreement or understanding, whether oral or written, to which Lurya is a party or of which Lurya is or should be aware and that there are no restrictions, covenants, agreements or limitations on his right or ability to enter into and perform the terms of this Agreement, and agrees to indemnify and save the Company harmless from any liability, cost or expense, including attorney’s fees, based upon or arising out of any such restrictions, covenants, agreements, or limitations that may be found to exist.

4.7           Personal Trust:  It is acknowledged and recorded that the “Hours of Work and Rest Law, 5711-1951” (Hok Sheot Avoda U’menucha) (the “HWR Law”), shall not apply with respect to the engagment of Lurya herein, since the position of Lurya is one of special trust and confidence, and the conditions of his engagment do not allow a proper control over his working hours. Therefore, Lurya shall not be granted any other compensation and/or payment other than expressly specified herein, and the Lurya undertakes not to claim that the HWR Law applies to his employment with the Company. Lurya acknowledges that he may be required to work “overtime” or during “weekly rest-hours” without being entitled to “overtime compensation” or “weekly rest-hour compensation” (as these terms are defined in the HWR Law), and he undertakes to comply with such requirements of the Company, to the extent reasonably possible. Lurya acknowledges that the compensation to which he is entitled pursuant to this Agreement constitutes adequate compensation for his work during “overtime” or “weekly rest-hours”.

4.8           Services to be Rendered by Lurya

Lurya will assist the Company in sourcing potential technologies suitable for the Company's business in the Field, analyzing the technologies, structuring development plans, manage the technical development teams, manage development budgets, time frames and delivered developed substances and initial products for clinical trials. In this regard, Lurya will, if appropriate, undertake certain activities on behalf of the Company, as follows:

(a)     review and analysis of existing technologies comprising the Company's current product lines and manage redevelopment of those technologies and manage redesign of the Company's technologies to fit the Company’s product line and secure the future product potential of the Company;

(b) assist in developing a new Lipid-based formulation as a drug delivery system optimized for COPD patients targeting the human lungs, suitable for the Company’s future product line;

(c)     assist, as necessary, in all development process, engineering, technical problems and technical support aspects of the Company including preparation of development and technical progress and problems information reports to the Company's Board and officers;

(d) allocate technologies opportunities for cooperation with the Company for integration and implementation in the Company's core Intellectual Properties ("IP") and product line providing a technological advantage to the Company and be a material party in such cooperation negotiation;

(e) assist in the engagement of Company development faculty and laboratories as a main contractor of drug formulations; and,

(f) manage all work, development engineering and other aspects of the work provided by the Company, including all technical and IP development to be delivered to Andain.

4.9           Compensation

(a)     Subject to this agreement, the Company shall compensate Lurya with 400,000 shares of the Company total issued and outstanding Common Stock shares as registered on the Company shares book on the date of this agreement.

(b)     Lurya acknowledges that for any additional investment following the Initial Funding provided by Andain, or by its affiliated companies, all parties will be subject to any dilution arising from such investments.

(c) Lurya issued shares will be subject to the company's reverse vesting policy of not less then 2 years. Vesting will be on a quarterly bases.

4.10           Vesting

Lurya's shares will be subject to a reverse vesting as follows:

(a) Based on Lurya's representations, warranties and undertakings and the terms set forth in this Agreement, The Company shall allot, within 90 days of the execution of this Agreement, 400,000 common shares (the "Shares") with a par value of 0.01 NIS per share, to the Escrow. Escrow will act as trustee, under the terms provided in the Trust Agreement attached hereto as Appendix B as an integral part hereof ("the Trustee", "The Trust Agreement").

(b)     Subject to fulfillment of all of the conditions precedent set forth in section 4.8 herein, Lurya shall be entitled to receive the quarterly amount of 50,000 shares from the Escrow.  The Escrow will release automatically the quarterly portion to Lurya unless otherwise was instructed by the Company stating the reason of the fulfillment of Lurya's obligations and responsibilities to the Company.

(c) Lurya will be entitled to the following acceleration points:

(i) Successful laboratory produced lipid integrated with a Colistin molecule will entitle Lurya 100,000 shares from its total of 400,000 shares with in 14 days from the completion of the design.

(ii)     Successful tests in respiratory intensive care patients with inhaled Colistin under the Helsinki approval will entitle Lurya 200,000 shares from its total of 400,000 shares with in 14 days from the completion 10 patients treatment.

(iii)    Successful FDA approved phase one clinical trials with the development of the Lipid carries Colistin for COPD patients will entitle Lurya with all of the 400,000 shares with in 14 days from the completion of the design.

If Lurya fails to meet any of the goals set in section 4.8 above, the Company may terminate Lurya’s employment by written notice and Lurya will not be entitled to Shares pertaining to the relevant quarters from the termination date forth.

Pursuant to the receipt of such note the Trustee will, in case Lurya did not fulfill its obligations as set in section 4.8 herein, release back to the Company any Shares due as a result of the non compliance with the obligation undertaking set in section 4.8 above

It is expressly and clearly agreed and stated that deviation from planned milestones and/or budget shall not be considered as failure to meet the goals on behalf of Lurya and shall not prevent nor detain Lurya’s right to receive his quarterly shares portion.

Upon fulfillment of all of the Conditions Precedent, the Trustee shall transfer to Luriya the Shares to which it is entitled as set forth in section 5 above, as set forth in the Trust Agreement. The Company will undertake and represents that subject to the fulfillment of the terms hereof, the Shares when transferred to Lurya will be free and clear of all restrictions, claims, liens and third party rights, except for such rights and obligations as set forth herein and/or in the Articles of Incorporation of the Company as they may be amended from time to time.

5.	Andain Obligations and Rights.

5.1           Funds.  Andain will provide funding for the Company as Initial Funding to secure the Company financial needs up to One Million Five Hundred and Sixty One Thousand Two hundred and twenty five ($1,561,225) dollars.  Andain will provide the Initial Financing in installments according to the development milestone plan ("Milestones") to be approved by the Company Board of Directors. For each milestone achieved by the Company, Andain will Finance the next milestone.

5.2           Initial Funding Payment.  For each milestone achieved by the Company, Andain will finance the next Milestone as defined in the milestone plan set by the Company and Lurya within his capacity as the Company CTO, and approved by the Company Board of Directors ("Milestones"). In such event, Andain will transfer to the Company's bank account the predefined funds as set in the milestone plan. The Milestone will provide (i) plan for funds to be transferred to the Company according to the Company business road map plans. and; (ii) provide control of the funds proceeds in case of technological failure.

5.3           Conditions for milestone Payment.  Prior to each Milestone payment the Company will provide (i) all relevant documents and evidences presented proving the Company achieved the planned milestone. (ii) the company did not deviated more the 30 calendar days from the planned milestone (iii) the Company did not deviated more the 5% of the planned budget of the milestone. (iv) Andain did not give a written consent for any of budget or time deviations. (v) The Company submitted an approved budget and work plan to the Purchaser for the next milestone.

5.4           Milestone default.  In case the Company does not achieve the planned milestone on time or deviates from the planned budget, the Company will have 30 calendar days to rectify such a default ("Default Period"). In case the company fails to rectify its default within the Default Period, Andain will be entitled but not obligated to (i) in case of budget deviation, accept budget correction to the next milestone rectifying the budget deviation of the current milestone. (ii) discontinue its milestone payment plan to the company. All other provisions set in this Agreement will survive.

6.           Intellectual Properties.

All Intellectual Property evidenced by or embodied in and/or related to the Company developments of Technology, Patents, Documentation, Components, Modules, Products Designs and/or any Derivative Work thereof or invention relating thereto, shall be owned solely by the Company. The Company does not grant Lurya any rights in or to any Intellectual Property Rights, including any enhancements and modifications thereto, related to the Company's Intellectual Property, or to any other Intellectual Property Rights owned by the Company. All intellectual properties rights of the Company including all new Developments, Patents Designs Engineering drawings and all Derivatives from such Intellectual Properties of the Company shall be and shall remain at all times solely and exclusively the property of the Company. LURYA MAY NOT MODIFY, ADAPT, RENT, LEASE, LOAN, RESELL, DISTRIBUTE, OR OTHERWISE ASSIGN OR TRANSFER ANY TANGIBLE OR INTANGIBLE FORM OF COMPANY’S INTELLECTUAL PROPERTY RIGHTS, THE DOCUMENTATION, THE DEVELOPMENTS, OR OTHERWISE CREATE DERIVATIVE WORKS BASED THEREON OR ANY PART THEREOF. ANY AND ALL SUCH IMPROVEMENTS OR DERIVATIVE WORKS SHALL BE DEEMED TO BE THE SOLE AND EXCLUSIVE PROPERTY OF COMPANY AND LURYA AGREES TO UNDERTAKE ANY ACTIONS REASONABLY REQUESTED BY COMPANY TO ESTABLISH AND/OR CONFIRM SUCH OWNERSHIP RIGHTS OF THE COMPANY.

7.	Information.

The Company will furnish Lurya with such information as Lurya and the Company believe appropriate to Lurya's engagement (all such information so furnished being the “Information”). The Company recognizes and confirms that Lurya (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing his duties contemplated by this Agreement without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the Information and such other information.

Lurya covenants and agrees that he will not deliver to any 3rd party any document or material without the prior approval of the Company and will not disclose any information to potential technological cooperation with the Company and will not solicit offers for such cooperation with the Company. Lurya shall make no representations as to the Company as to its business, clients, products or financial outlook except as expressly provided for in any such Information Memorandum prepared and/or otherwise approved by the Company.

8.	Terms of Engagement.

Lurya acknowledges that

(a)           The Company may refuse to discuss or negotiate any of the potential technical cooperation proposed by Lurya.

(b)           Andain may refuse to invest or finance the Company after the Initial Funding.

(c)           There is no guarantee that the Company will be allegeable to additional investments following the Initial Investment and such luck of financing can cause the Company de-solvency.

9.	Going Public Transaction Rights/Liquidity Event.

Andain agrees to use its commercially reasonable best efforts to turn the Company into a publicly traded company on a recognized exchange whether pursuant to a final prospectus for which a receipt is issued by a securities commission or similar regulatory body, or an effective registration statement filed with the United States Securities and Exchange Commission or pursuant to a reverse take-over bid, statutory amalgamation, statutory arrangement or similar transaction involving the Company or to achieve another liquidity as soon as is commercially reasonable.  The obligation to undertake and complete a “go public” transaction or other liquidity event shall at all times be subject to prevailing market conditions.

10.	No Waiver.

No waiver, amendment or other modification of this Agreement shall not be effective unless in writing and signed by each party to be bound thereby.

11.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.  The Company and Lurya hereby agree that the Courts of the State Court of Nevada shall have a non-exclusive jurisdiction over any lawsuit, action or other proceeding arising out of this Agreement

12.	Enrolment.

This Agreement shall be binding upon Lurya, Andain and the Company and their respective successors and assigns.  If one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained therein.

13.	Entire Agreement.

This Agreement reflects the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or arrangements or negotiations pertaining thereto, whether written or oral.  No provisions of this Letter Agreement shall be effective unless such amendment is provided in writing and executed on behalf of each of the parties hereto.

14.	Assignment of this Agreement and Rights Agreement.

Except as otherwise provided herein, the respective rights and obligations of the parties hereunder shall not, without the prior written consent of all other parties to this Agreement be assigned, sold or otherwise disposed of, and provided that any such assignee agrees in writing to be bound by the terms and conditions of this Agreement. In case any of the rights will be assigned to an Affiliate, a prior notice will be provided to the other party .However, Andain will be entitled to assign this agreement to any of its affiliated companies. In such case Andain will notify Lurya of such assignment and will keep Lurya's ownership in the Company Pro Rata.

15.	Counterparts

This Agreement may be signed in one or more counterparts, in original or facsimile form.

16.	Confidential Information

16.1           Each of the parties (the “Receiving Party”) shall maintain in the strictest confidence all Confidential Information belonging to or held by the other party or Company (the “Disclosing Party”). For purposes hereof “Confidential Information” shall mean all non-public information, including without limitation all information, data, technology, know-how, inventions, discoveries, designs, processes, formulations, models, prices, marketing and sales data, the identity and requirements of customers and prospective or potential customers, methods of doing business, information relating to manufacturing and marketing operations, and/or trade and business secrets, which have been, or may hereafter be, transmitted or otherwise disclosed to the Receiving Party by the Disclosing Party or on its behalf, or which the Receiving Party otherwise acquires from the Disclosing Party.  The Receiving Party shall not use any of the Confidential Information for any purpose other than as provided in this Agreement and shall not divulge any Confidential Information to any person, firm or corporation without the prior written consent of the Disclosing Party, except that the Receiving Party will cause each such employee individually to act in accordance with the undertakings of the Receiving Party hereunder.

16.2           The obligations under paragraph 16.1 above shall not apply to information which (a) is in, or enters, the public domain otherwise than by reason of a breach hereof; (b) was known to the Receiving Party prior to the disclosure thereof to the Receiving Party as aforesaid, provided that, immediately upon such disclosure, the Receiving Party shall have brought such fact to the attention of the Disclosing Party, and shall have demonstrated in writing that such information was in fact so known to the Receiving Party; or (c) is legally transmitted or disclosed to the Receiving Party by a third party which owes no obligation of confidentiality to the Disclosing Party.

17.           Dispute Resolution Process.

The applicable laws of the State of Nevada will non-exclusively apply to this agreement whether legal matters or disputes as of this agreement to be resolved by arbitration or by court.

17.1           Arbitration.  All disputes arising under this Agreement or in connection with the transactions hereunder or pursuant hereto not resolved by the parties shall be settled by arbitration, before a sole arbitrator in Israel.  The arbitrator shall be appointed jointly by the parties or, failing agreement thereon within fourteen (14) days after either party requests the submission of an issue to arbitration, by the then President of the Israeli Bar Association.    The arbitrators shall apply substantive Law but shall not be bound by the laws relating to procedure. The arbitration shall be conducted in English. The arbitrator shall render a decision in writing stating his reasons therefore within 14 days from the last hearing of the parties.  The fees and expenses of the arbitrator shall be borne by the parties equally unless otherwise determined by the arbitrator, but each party shall pay its own expenses incurred in the arbitration. The arbitration process set out herein shall be the sole method for resolving any disputes that may arise under this Agreement.

18.	Miscellaneous.

18.1           No waiver or failure to act with respect to any breach or default hereunder, whether or not the other party has notice thereof, shall be deemed to be a waiver with respect to any subsequent breach or default, whether of a similar or different nature.

18.2           The parties will execute and deliver such other instruments and take such other steps as may be necessary to effectuate fully all of the provisions hereof.

18.3           In the event of a conflict between the provisions of this Agreement and the charter documents, as amended from time to time, of Company, the provisions of this Agreement shall prevail.

18.4           This Agreement shall not be modified except in writing signed by the parties hereto.

18.5           This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their legal representatives, successors and permitted assigns.

18.6           The captions herein are for convenience only and shall in no way affect the construction of any provision hereof.

18.7           This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same Agreement.

18.8           This Agreement represents the complete and entire agreement between the parties with respect to the matters set forth herein, and supersedes all prior understandings, whether written or oral.

19.	Force Majeur

Neither party shall be held responsible for any delay or failure in performance hereunder caused in whole or in part by fires, strikes, floods, embargos, labor disputes, delays or failures of subcontractors, acts of sabotage, riots, accidents, delays of carriers or suppliers, voluntary or mandatory compliance with any governmental act, regulation or request, acts of God or public enemy, war, acts of omissions or other causes beyond the parties’ respective control or without the fault or negligence of any party.

20.	Severability

To the extent that any provision hereof is unenforceable under applicable law, it shall be replaced by an enforceable provision to the same or the nearest possible equivalent effect.  In such event the other provisions hereof shall continue in full force unless the effect of the unenforceability of any provision, or consequences of its replacement provision, shall be such as to cause a frustration of the essential purpose of this Agreement.

21.	Notices

Any notice or other communication required or desired to be given hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if mailed by registered mail, transmitted by fax or email (confirmed by mail as aforesaid), or personally delivered, to the corresponding party address, provided, however, that any notice of change of address shall be effective only upon receipt.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above-written.

For and on behalf of:

Andain Inc.

By: /s/  Sam Shlomo Elimelech
Name:  Sam Shlomo Elimelech
Title:    President
Date:  16th May 2006

Dr. Leonid Lurya

/s/  Dr. Leonid Lurya
Name:  Dr. Leonid Lurya
Date: 16th May 2006